Execution Version

Exhibit 10.1

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
AND FIRST AMENDMENT TO PLEDGE AGREEMENT
THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND FIRST AMENDMENT TO PLEDGE AGREEMENT, dated as of December 16, 2020 (this “Amendment”) to the Credit Agreement (defined below), among CHATHAM LODGING TRUST, a Maryland real estate investment trust (the “REIT”), CHATHAM LODGING, L.P., a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions or entities that are parties hereto (the “Lenders”), and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower, the REIT, the Administrative Agent, the Lenders, Barclays Bank PLC, Citigroup Global Markets Inc., Regions Capital Markets and U.S. Bank National Association, as joint lead arrangers and bookrunners, Regions Bank, as syndication agent, Citibank, N.A. and U.S. Bank National Association, as co-documentation agents, are parties to the Amended and Restated Credit Agreement, dated as of March 8, 2018 (as previously amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of May 6, 2020, and as further amended by that certain Second Amendment to Amended and Restated Credit Agreement, dated as of July 23, 2020, the “Credit Agreement”);
WHEREAS, the Administrative Agent and the Supermajority Lenders have agreed to such amendments and temporary modifications solely upon the terms and conditions provided for in this Amendment.
NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.Defined Terms    Unless otherwise noted herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
2.Amendments to Credit Agreement.
(a)Section 1.1 of the Credit Agreement is hereby amended by deleting the following definitions (or subparagraph of such definitions) and substituting in lieu therefor the following new definitions (or new subparagraph of such definitions) in the appropriate alphabetical order:
“Adjusted Funds From Operations”: for the REIT for any period, as reported for such period in the “Adjusted Funds From Operations” reconciliation section of the REIT’s quarterly financial statements, the sum of (a) net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus (b) depreciation and amortization (excluding amortization of deferred financing costs), plus (c) other non-recurring expenses and acquisition closing costs that reduce such consolidated net income which do not represent a recurring cash item in such period or any future period, in each case, after adjustments for unconsolidated partnerships and joint ventures; provided that there shall not be included in such calculation (i) any proceeds of any insurance policy other than rental or business interruption insurance received by such person, (ii) any gain or loss which is classified as “extraordinary” in accordance with GAAP, (iii) any capital gains and losses and taxes related to capital gains and losses, (iv) income (or loss) associated with third-party ownership of non-controlling equity interests, (v) gains or losses on the sale of discontinued operations as detailed in the most-recent financial statements delivered, as applicable and (vi) adjustments for unconsolidated partnerships and joint ventures other than Excluded Joint Ventures.
“Borrowing Base Value”: for each Borrowing Base Property at any time:

(a)    for any Real Property that is not a Seasoned Property, 60% of an amount equal to the purchase price for such Borrowing Base Property; and
(b)    for any Seasoned Property, the lesser of (i) 60% of (x)(A) solely during the Modification Period, an amount equal to the Net Operating Income for such Borrowing Base Property for the four fiscal quarters ended on December 31, 2019, (B) for each of the first three full fiscal quarters immediately following the Modification Period Termination Date, an amount equal to the Net Operating Income for such Borrowing Base Property for such fiscal quarter (and, in the case of the later two such determinations, each previous fiscal quarter commencing after the Modification Period Termination Date) multiplied by 4, 2 and 4/3, respectively, and (C) at all other times, an amount equal to the Net Operating Income for such Borrowing Base Property for the four fiscal quarters ended on or immediately prior to such date of determination for which financial statements are available divided by (y) the Capitalization Rate and (ii) the Debt Service Coverage Amount for such Borrowing Base Property at such time.
“Consolidated EBITDA”: of the Group Members for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense of such Group Members, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges and (g) the Group Members’ pro rata share of Consolidated EBITDA from their Unconsolidated Joint Ventures (other than

Excluded Joint Ventures), minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining such Consolidated Net Income), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-cash income and (d) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.
“Consolidated Fixed Charges”: for any period the sum (without duplication) of (a) Consolidated Interest Expense of the Group Members for such period, (b) provision for cash income taxes made by the Group Members on a consolidated basis in respect of such period, (c) scheduled payments (other than balloon payments) made during such period on account of principal of Indebtedness of the Group Members, (d) all preferred dividends accrued or paid during such period and (e) the Group Members’ pro rata share of all expenses, taxes, payments and dividends referred to in the preceding clauses (a) to (d) from their Unconsolidated Joint Ventures (other than Excluded Joint Ventures).
“Debt Service Coverage Amount”: with respect to any Borrowing Base Property on any date of determination, (a) the Net Operating Income of such Borrowing Base Property for the four fiscal quarters ended on or immediately prior to such date of determination for which financial statements are available divided by 2.00, divided by (b) an interest rate of 6.5% per annum; provided that (A) during the Modification Period, the Net Operating Income used to calculate the forgoing ratio shall equal an amount equal to the Net Operating Income for such Borrowing Base Property for the four fiscal quarters ended on December 31, 2019 and (B) for each of the first three full fiscal quarters immediately following the Modification Period Termination Date, the Net Operating Income used to calculate the forgoing ratio shall equal an amount equal to the Net Operating Income for such Borrowing Base Property for such fiscal quarter (and, in the case of the later two such determinations, each previous fiscal quarter commencing after the Modification Period Termination Date) multiplied by 4, 2 and 4/3, respectively.
“Modification Period”: the period beginning on the First Amendment Effective Date and ending on the Modification Period Termination Date.
“REIT Permitted Investments”: Investments by the REIT or any Subsidiary of the REIT in the following items at any one time outstanding; provided that, on any date of determination, the aggregate value of such holdings of the REIT and its Subsidiaries shall not exceed the following amounts as a percentage of Total Asset Value on such date:
(i)    Mortgage Notes Receivables     5%
(ii)    Pro rata share of Unconsolidated Joint Ventures    20%

(iii)    Construction in Process    15%
(iv)    Aggregate of (i) to (iii)    30%
provided that, (i) during the Modification Period, the Warner Center Project will be excluded from the determination of Construction in Process and (ii) for the purposes of determining the percentage of Total Asset Value above for each of the first three full fiscal quarters of the Borrower ending immediately following the Modification Period Termination Date, the calculation of Total Asset Value in clause (a) of the definition thereof shall be deemed equal to Total Asset Value as of and for such fiscal quarter (and, in the case of the later two such determinations, each previous fiscal quarter commencing after the Modification Period Termination Date) multiplied by 4, 2 and 4/3 respectively. The amount of Construction in Process to be included in the limit above shall be based on the Group Members’ total budgeted construction costs for renovation or expansion.
“Total Asset Value”:  as of any date of determination, without duplication, with respect to the Group Members on a consolidated basis, the sum of (a) for Real Property assets owned for four full consecutive fiscal quarters or more as of such date, an amount equal to (x) Net Operating Income for such Real Property assets for the four consecutive fiscal quarters most recently ending on or immediately prior to such date minus the aggregate amount of Net Operating Income attributable to each such Real Property asset acquired, sold or otherwise disposed of during such period, divided by (y) the Capitalization Rate with respect to such Real Property assets, (b) the acquisition cost of each Real Property asset (other than Construction in Process) acquired during the most recent four consecutive fiscal quarters ending on or prior to such date, (c) cost of Construction in Process (including the purchase price of the related Real Property) plus the GAAP book value of any capital expenditures in connection with the renovation or expansion or such Real Property in the most recent balance sheet delivered pursuant to Section 6.1, (d) unrestricted cash and Cash Equivalents on the last day of the four consecutive fiscal quarters ending on or immediately prior to such date, (e) the Group Members’ pro rata share of the foregoing items in clauses (a), (b) and (c) attributable to interests in Unconsolidated Joint Ventures (other than Excluded Joint Ventures), (f) an amount equal to the aggregate book value of accounts receivable, Mortgage Notes Receivable, construction loans, capital improvement loans and other loans not in default owned by the Group Members and (g) capitalized costs for expenditures related to room expansions under construction, in accordance with GAAP (construction in progress book value), for the Residence Inn Silicon Valley I, the Residence Inn Silicon Valley II and the Residence Inn San Mateo; provided; however, that the Warner Center Project shall continue to be included in subclause (c) of this definition of “Total Asset Value” until the renovation of the Warner Center Project has been completed and the Warner Center Project is opened for business to the general public for a period of four (4) full consecutive fiscal quarters and, thereafter, the Warner Center Project shall be valued in accordance with subclause (a) of this definition of “Total Asset Value”.

(b)The definition of “Consolidated Secured Debt” in Section 1.1 of the Credit Agreement is hereby amended by adding the words “(other than Excluded Joint Ventures)” immediately following the words “Unconsolidated Joint Ventures” in clause (ii) thereof.
(c)The definition of “Consolidated Total Debt” in Section 1.1 of the Credit Agreement is hereby amended by adding the words “(other than Excluded Joint Ventures)” immediately following the words “Unconsolidated Joint Ventures” in clause (ii) thereof.
(d)The definition of “Consolidated Unsecured Debt” in Section 1.1 of the Credit Agreement is hereby amended by adding the words “(other than Excluded Joint Ventures)” immediately following the words “Unconsolidated Joint Ventures” in clause (ii) thereof.
(e)The definition of “Eurodollar Base Rate” in Section 1.1 of the Credit Agreement is hereby amended by amending and restating the second proviso thereto in its entirety to read as follows:
“provided further that, if at any time after the Modification Period Termination Date, any such rate determined pursuant to the preceding clauses (i) or (ii) is below 0.25%, the LIBO Rate will be deemed to be 0.25%.”
(f)Section 1.1 of the Credit Agreement is hereby amended further by inserting the following new definitions in the appropriate alphabetical order:
“Excluded Joint Ventures”: the Innkeepers Joint Venture and the Inland Joint Venture.
“Inland Joint Venture”: the joint ventures evidenced by (i) that certain Amended and Restated Limited Liability Company Agreement of IHP I Owner JV, LLC dated as of June 9, 2017 by and between Chatham IHP LLC and Platform Member II-T, LLC (as the same may be further amended, supplemented, restated or otherwise modified from time to time), and (ii) that certain Amended and Restated Limited Liability Company Agreement of IHP I OPS JV, LLC dated as of June 9, 2017 by and between Chatham TRS Holding, Inc. and Platform Member Holdings II-T CAM2, LLC (as the same may be further amended, supplemented, restated or otherwise modified from time to time), in both cases, related to that certain portfolio of hotel properties known as “Inland Hotel Portfolio”.
“Innkeepers Joint Venture”: the joint ventures evidenced by (i) that certain Fourth Amended and Restated Limited Liability Company Agreement of INK Acquisition LLC dated as of May 9, 2017 by and between Borrower and Platform Member-T, LLC, as amended by a First Amendment to Fourth Amended and Restated Limited Liability Company Agreement of INK Acquisition LLC dated as of November 7, 2019 (as the same may be further amended, supplemented, restated or otherwise modified from time to time), and (ii) that certain Third Amended and Restated Limited Liability Company Agreement of INK Acquisition III LLC dated as of May 9, 2017 by and between

Chatham TRS Holding, Inc. and Platform Member Holdings-T CAM2, LLC, as amended by a First Amendment to Third Amended and Restated Limited Liability Company Agreement of INK Acquisition LLC dated as of November 7, 2019 (as the same may be further amended, supplemented, restated or otherwise modified from time to time), in both cases, related to that certain portfolio of hotel properties known as “Innkeepers Hotel Portfolio”.
“Modification Period Termination Date”: the date that is the earlier of (i) December 31, 2021 and (ii) the Optional Modification Period Termination Date.
“Optional Modification Period Termination Date”: the date on which the Borrower delivers (i) a Compliance Certificate pursuant to Section 6.2(b) (x) demonstrating pro forma compliance with the financial covenants set forth in Section 7.1(a) through (e), calculated in accordance with such Sections as in effect on the 2018 Amendment Agreement Effective Date, as of the most recent fiscal quarter ended immediately prior to such date and pro forma compliance with Section 7.1(f), and (y) certifying that no Default or Event of Default has occurred and is continuing as such date and (ii) written notice by Borrower to the Administrative Agent electing, in Borrower’s sole and absolute discretion, to terminate the Modification Period concurrently with the delivery of such Compliance Certificate.
“Pledge Agreement Termination Date”: the earlier of (x) the date that the Compliance Certificate for the fiscal quarter ending June 30, 2022 is delivered by Borrower to the Administrative Agent pursuant to Section 6.2(b) and (y) the Optional Modification Period Termination Date.
(g)Section 6.2(d) of the Credit Agreement is hereby amended by deleting the words “, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year”.
(h)Section 7.1 of the Credit Agreement is hereby amended by deleting clauses 7.1(a), 7.1(b), 7.1(d), 7.1(e) and 7.1(f), and substituting in lieu therefor the following new clauses in the appropriate alphabetical order:
    “(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of the Borrower to exceed 60% (or, for the fiscal quarter ending March 31, 2022 so long as the Optional Modification Period Termination Date has not occurred, 70%); provided that, the Borrower may elect a one-time step up to 65% for two consecutive quarters following a Material Acquisition; provided further that for the purposes of determining the ratio described above for each of the first three fiscal quarters of the Borrower immediately following the Modification Period Termination Date, Net Operating Income for the relevant period shall be deemed to equal Net Operating Income for such fiscal quarter (and, in the case of the later two such determinations, each previous fiscal quarter commencing after the Modification Period Termination Date) multiplied by 4, 2 and 4/3, respectively.

    (b)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than 1.50 to 1.00; provided that for the purposes of determining the ratio described above for each of the first three full fiscal quarters of the Borrower immediately following the Modification Period Termination Date, Consolidated EBITDA for the relevant period shall be deemed to equal Consolidated EBITDA for such fiscal quarter (and, in the case of the later two such determinations, each previous fiscal quarter commencing after the Modification Period Termination Date) multiplied by 4, 2 and 4/3, respectively.
    (d)    Consolidated Secured Debt Leverage Ratio. Permit the Consolidated Secured Debt Leverage Ratio as of the last day of any fiscal quarter of the Borrower to exceed 50% (or, for the fiscal quarter ending March 31, 2022 so long as the Optional Modification Period Termination Date has not occurred, 55%); provided that for the purposes of determining the ratio described above for each of the first three full fiscal quarters of the Borrower immediately following the Modification Period Termination Date, Net Operating Income for the relevant period shall be deemed to equal Net Operating Income for such fiscal quarter (and, in the case of the later two such determinations, each previous fiscal quarter commencing after the Modification Period Termination Date) multiplied by 4, 2 and 4/3, respectively.
    (e)    Consolidated Unsecured Debt Leverage Ratio. Permit the Consolidated Unsecured Debt as of the last day of any fiscal quarter of the Borrower to exceed the Borrowing Base; provided further that for the purposes of determining the ratio described above for each of the first three full fiscal quarters of the Borrower immediately following the Modification Period Termination Date, Net Operating Income for the relevant period shall be deemed to equal Net Operating Income for such fiscal quarter (and, in the case of the later two such determinations, each previous fiscal quarter commencing after the Modification Period Termination Date) multiplied by 4, 2 and 4/3, respectively.
    (f)    Modification Period Minimum Liquidity. On the last day of any calendar month occurring during the period commencing on the First Amendment Effective Date until the Pledge Agreement Termination Date, permit Borrower’s Cash Liquidity to be less than $25,000,000.”
(i)Schedule 1.1A of the Credit Agreement is hereby amended by deleting such Schedule in its entirety and substituting in lieu therefor the new Schedule 1.1A as set forth on Exhibit B to this Amendment.
3.Temporary Modifications to Credit Agreement. For the period beginning on the Amendment Effective Date (as defined below) and ending on the earlier of (x) December 31, 2021 and (y) the Optional Modification Period Termination (as defined below) (the “Extended Modification Period”), or solely in the case of Sections 3(d)(i) and 3(g)(ii) below, the period beginning on the Amendment Effective Date and ending on the Pledge Agreement Termination

Date (as defined below) (the “Modified Compliance Period”), the Credit Agreement shall be deemed temporarily amended and modified as follows:
(a)Limited Waiver of Financial Covenants. Notwithstanding anything to the contrary contained in the Credit Agreement or any other Loan Document, the Administrative Agent and Lenders agree to a limited waiver of the financial covenants set forth in Sections 7.1(a) through 7.1(e) of the Credit Agreement (collectively, the “Temporarily Modified Financial Covenants”), and that no Default or Event of Default shall exist or arise as a result of Borrower’s failure to comply with the Temporarily Modified Financial Covenants. Without limiting the generality of the provisions of Section 10.1 of the Credit Agreement, the waivers set forth in this Section 3(a) shall be limited precisely as written, and nothing herein shall be deemed to (a) constitute a waiver of compliance by the Borrower or the REIT with respect to (i) the Temporarily Modified Financial Covenants other than during the Extended Modification Period or (ii) any other term, provision or condition of the Loan Documents or any other instrument or agreement referred to in any of them, or (b) prejudice any right or remedy that the Administrative Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement, the other Loan Documents or any other instrument or agreement referred to in any of them or under any applicable laws. For the avoidance of doubt, the waiver of the Temporarily Modified Financial Covenants set forth herein shall not extend beyond the last day of the Extended Modification Period and such waiver shall be of no force or effect for any purpose after the last day of the Extended Modification Period.
(b)    Limited Waiver of Eligibility Criteria. Notwithstanding anything to the contrary contained in the Credit Agreement or any other Loan Document, the Administrative Agent and Lenders agree to a limited waiver of subparagraphs (c) and (d) of the definition of the definition of “Eligible Borrowing Base Property”, which shall be temporarily amended and restated during the Extended Modification Period as follows:
“(c)     for any Real Property that is a Seasoned Property, such Real Property had an average Occupancy Rate greater than 60% for the 2019 fiscal year,
(d)     for any Real Property that is a Seasoned Property, such Real Property has RevPAR greater than $60 for the 2019 fiscal year,”.
(c)    Applicable Margin. The pricing grid in the definition of “Applicable Margin” shall be temporarily amended and restated during the Extended Modification Period as follows:

Applicability	Applicable Margin for all Eurodollar Loans	Applicable Margin for all Base Rate Loans
If the Total Revolving Extensions of Credit are less than or equal to $200,000,000	2.50%	1.50%
If the Total Revolving Extensions of Credit exceed $200,000,000	3.00%	2.00%
(d)    Mandatory Prepayments. If at any time during the Extended Modification Period (or solely in the case of clause (i), during the Modified Compliance Period): the REIT, the Borrower, or any Subsidiary (i) (a) incurs any Indebtedness secured by any Negative Pledge Property (as defined below) or Borrowing Base Property or (b) Disposes of any Negative Pledge Property or Borrowing Base Property which in either case results in the realization or receipt by the REIT, the Borrower or the relevant Subsidiary of cash proceeds or Cash Equivalents (net of any customary and/or actual third party fees, costs and expenses incurred in connection with such disposition of such Negative Pledge Property or Borrowing Base Property, as applicable) (Section 3(d)(i)(a) or Section 3(d)(i)(b) of this Amendment, the “Asset Sale Proceeds”), (ii) incurs any new Indebtedness (other than the Warner Center Development Loan) which results in the receipt by the REIT, the Borrower or the relevant Subsidiary of cash proceeds or Cash Equivalents (net of any customary and/or actual third party fees, costs and expenses incurred in connection with the incurrence of such Indebtedness) (the “New Debt Proceeds”), or (iii) issues any new equity (however defined) which results in the receipt by the REIT, the Borrower or the relevant Subsidiary of cash proceeds or Cash Equivalents (net of any customary and/or actual third party fees, costs and expenses incurred in connection with the issuance of such equity) (the “Equity Proceeds”), then the Borrower shall prepay the Loans and the outstanding Letters of Credit, if any, shall be Cash Collateralized within three (3) Business Days of such date in an aggregate amount equal to (A) in the case of clause (i), the greater of (x) 100% of such Asset Sale Proceeds and (y) the Borrowing Base Value of such Negative Pledge Property or Borrowing Base Property (provided that, the Borrowing Base Value of any Seasoned Property shall be determined based on the Net Operating Income for such Borrowing Base Property for the four fiscal quarters ended on December 31, 2019) and (B) in the case of clause (ii) or (iii), New Debt Proceeds or Equity Proceeds (as applicable). Amounts to be applied in connection with prepayments made pursuant to this Section 3(d) shall be applied, first, to the prepayment of the Loans (without a corresponding reduction of the Revolving Credit Commitments) and, second, to Cash Collateralize the outstanding Letters of Credit, if any.
(e)    LIBO Rate Floor. If, during the Extended Modification Period, the LIBO Rate determined in accordance with clause (i) or (ii) of the definition of “Eurodollar Base Rate” is below 0.50%, the LIBO Rate will be deemed to be 0.50%.
(f)    Reporting. For the end of each month occurring during the Modified Compliance Period, the Borrower shall furnish to the Administrative Agent and each Lender, no later than 15 Business Days after the end of each such month, a Compliance Certificate containing all the information and calculations reasonably necessary for determining compliance by the Group Members with Section 7.1(f) of the Credit Agreement (as amended by this Amendment), together with reasonable detailed reporting of cash, Cash Equivalents and any Available Borrowing Capacity, in form and substance reasonably satisfactory to the Administrative Agent.
(g)    Enhanced Negative Covenants. Notwithstanding anything to the contrary contained in the Credit Agreement, unless the Administrative Agent and the Required Lenders otherwise agree in writing, each of the REIT and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, during the Extended Modification Period, or solely in the case of paragraph (ii) below, during the Modified Compliance Period:
(i)    create, incur or assume any Indebtedness other than (x) any Indebtedness described in Section 7.2(a), (m), (n) and (o) of the Credit Agreement (as amended hereby) or (y) any Indebtedness extending the maturity of, or refunding or refinancing, in whole, or in part, such Indebtedness (“Refinancing Debt”), provided that, in the case of this clause (y), (A) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, (1) do not provide for any Lien on any Borrowing Base Property, and (2) are not otherwise prohibited by the Loan Documents, and (B) the principal amount of such Refinancing Debt shall not exceed the principal amount of the Indebtedness being extended, refunded or refinanced plus the amount of any applicable premium and expenses;
(ii)    create, incur, assume or suffer to exist any Lien upon any of the Real Properties described on Annex II or any of the direct or indirect equity interests in such Real Properties (the “Negative Pledge Properties”) that secures any Indebtedness of the REIT, Borrower or any of its Subsidiaries, other than the Pledge Agreement, as amended by this Amendment, it being understood that as of the Amendment Effective Date there are no Negative Pledge Properties;
(iii)    declare or make any Restricted Payments in cash, other than Restricted Payments (A) permitted by Sections 7.6(a), (b), (d) and (f) of the Credit Agreement, (B) not to exceed the amount necessary for the REIT to avoid U.S. federal income and excise taxes, provided that the REIT will use the partial stock dividend procedure described in Revenue Procedure 2017-45 for all distributions with the cash limitation percentage being not more than 20% (or a lower percentage if approved by the Internal Revenue Service), and (C) in an amount not to exceed $2,000,000 for any fiscal quarter to holders of the preferred interests of the REIT;
(iv)    make any Capital Expenditures at the Hotel Properties except for: (i) Capital Expenditures to complete ongoing renovations in an amount not to exceed $1,000,000 in the aggregate during the period commencing on the Amendment Effective Date and ending on December 31, 2021 (the “CapEx Modification Period”); (ii) capital expenditures incurred in connection with emergency repairs, life safety repairs or ordinary course maintenance repairs or as required by Law or the franchisors; (iii) discretionary capital expenditures not to exceed $10,000,000 in the aggregate during the CapEx Modification Period (provided, that Borrower shall be permitted to use any FF&E reserve maintained under its permitted non-recourse Indebtedness for the Capital Expenditures described in, and subject to the limitations set forth in, the foregoing clauses (i), (ii) and (iii), provided, further, that any use of an FF&E reserve shall not count against such monetary limitations); and (iv) Capital Expenditures incurred in connection with the Warner Center Project not to exceed $5,000,000 in the aggregate during the CapEx Modification Period in excess of the total amount available under the Warner Center Development Loan; or
(v)    make any Investments in Unconsolidated Joint Ventures during the Extended Modification Period pursuant to Section 7.7(f) of the Credit Agreement other than Investments in Unconsolidated Joint Ventures existing on the date hereof in an amount not to exceed $5,000,000.
(h)    Conditions to the Release of a Borrowing Base Property. Section 5.4(b) of the Credit Agreement shall be temporarily amended and restated during the Modified Compliance Period as follows:
“(b)     unless otherwise consented to by the Required Lenders, the Borrower shall prepay the Loans in an amount equal to (1) with respect to any Borrowing Base Property securing the incurrence of Indebtedness or subject to a Disposition, the amount required to be prepaid pursuant to Section 3(d) of the Third Amendment, and (2) with respect to any other release of a Borrowing Base Property, an amount equal to the Borrowing Base Value of such Borrowing Base Property being released, provided that, the Borrowing Base Value of any Seasoned Property shall be determined based on the Net Operating Income for such Borrowing Base Property for the four fiscal quarters ended on December 31, 2019;”

(i)    Defined Terms. As used in this Section 3, the following terms shall have the meanings set forth below:
“Optional Modification Period Termination Date”: the date on which the Borrower delivers (i) a Compliance Certificate pursuant to Section 6.2(b) (x) demonstrating pro forma compliance with the financial covenants set forth in Section 7.1(a) through (e), calculated in accordance with such Sections as in effect on the 2018 Amendment Agreement Effective Date, as of the most recent fiscal quarter ended immediately prior to such date and pro forma compliance with Section 7.1(f), and (y) certifying that no Default or Event of Default has occurred and is continuing as such date and (ii) written notice by Borrower to the Administrative Agent electing, in Borrower’s sole and absolute discretion, to terminate the Modification Period concurrently with the delivery of such Compliance Certificate.
“Pledge Agreement Termination Date”: the earlier of (x) the date that the Compliance Certificate for the fiscal quarter ending June 30, 2022 is delivered by Borrower to the Administrative Agent pursuant to Section 6.2(b) and (y) the Optional Modification Period Termination Date.

4.Amendments to Pledge Agreement.
(a)    Clause (i) of Section 7.15 of the Pledge Agreement is hereby amended by deleting the words “the delivery of the Compliance Certificate for the fiscal quarter ending June 30, 2021” and replacing them with the words “the Pledge Agreement Termination Date”.
(b)    Schedule 2 of the Pledge Agreement is hereby amended by deleting such Schedule in its entirety and substituting in lieu therefor the new Schedule 2 as set forth on Exhibit C to this Amendment.
5.Additional Borrowing Base Properties. The Lenders agree that each of the Real Properties described on Annex I hereto (the “Additional Borrowing Base Properties”) shall be added as a Borrowing Base Property as of the Amendment Effective Date; provided that, (x) to the extent that the Borrower has certified to the Administrative Agent and the Lenders that it is unable to deliver one or more Third Party Reports pursuant to Section 6(b) hereof, the Borrower shall deliver to the Administrative Agent such Third Party Reports in form and substance reasonably satisfactory to the Administrative Agent on or prior to the date that is 90 days after the date hereof, provided that, such 90 days may be extended by two additional 30 day periods upon written request from the Borrower to the Administrative Agent certifying that the Borrower is diligently prosecuting the delivery of such Third Party Reports and (y) upon the failure to deliver timely any such Third Party Report, automatically, without any action by the Administrative Agent or the Lenders or notice to the Borrower, (i) the applicable Real Property shall cease to be a Borrowing Base Property, and (ii) the Borrowing Base with respect to the applicable Real Property shall be reduced by the amount included in the calculation of the Borrowing Base in respect of such Real Property. If any Additional Borrowing Base Property is removed from the Borrowing Base in accordance with this Section 5 and has not been Disposed of by the applicable owner thereof, then such Real Property shall be a Negative Pledge Property during the Modified Compliance Period. After the Pledge Agreement Termination Date, Borrowing Base Properties may be removed from the Borrowing Base in accordance with the Credit Agreement and the Borrower may, at its sole cost and expense, request the Administrative Agent to release the direct and/or indirect Capital Stock of such Properties from the Lien of the Pledge Agreement.
6.Reporting. Notwithstanding the limited waiver of the Temporarily Modified Financial Covenants pursuant to Section 3(a) above, nothing in this Amendment shall modify, affect or waive the Borrower or the REIT’s continuing obligation to comply with the reporting requirements set forth in Section 6.1 of the Credit Agreement during the Extended Modification Period (notwithstanding that the Temporarily Modified Financial Covenants has been waived during the Extended Modification Period) or otherwise (including, without limitation, the Borrower and the REIT’s obligation to provide a schedule of the computations used in determining compliance with the covenants contained in Section 7.1 of the Credit Agreement (notwithstanding that the Temporarily Modified Financial Covenants has been waived during the Extended Modification Period)) under Section 6.2(b) of the Credit Agreement; provided that, the Borrower shall not be required to furnish to the Administrative Agent and the Lenders notice of any Default or Event of Default relating to the Temporarily Modified Financial Covenants during the Extended Modification Period.
7.Conditions to Effectiveness. This Amendment shall become effective upon the date (the “Amendment Effective Date”) on which the following conditions shall have been satisfied (it being acknowledged and agreed that such conditions have been satisfied by the execution and delivery of this Amendment by Administrative Agent and Lenders):
(a)    Amendment Documents. The Administrative Agent shall have received:
(i)    this Amendment, executed and delivered by a duly authorized officer of each of the REIT, the Borrower and the Supermajority Lenders;
(ii)    an Acknowledgment and Consent (the “Acknowledgment and Consent”) substantially in the form of Exhibit A attached hereto, duly executed and delivered by the REIT and the Guarantors;
(iii)    a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit C to the Amended and Restated Credit Agreement, with appropriate insertions and attachments, or as otherwise reasonably approved by the Administrative Agent; and
(iv)    an executed legal opinion of Hunton Andrews Kurth LLP, counsel to the Group Members, in form and substance reasonably satisfactory to the Administrative Agent.
(b)    Additional Borrowing Base Properties. The Administrative Agent shall have received, for each of the Additional Borrowing Base Properties, each of the documents required by Section 5.3 of the Credit Agreement other than, subject to Section 4 hereof, those Third Party Reports which the Borrower certifies it is unable to obtain on or prior to the Amendment Effective Date, due to timing restrictions arising from the COVID-19 pandemic.
(c)    Administrative Agent Fee; Costs and Expenses. The Administrative Agent shall have received the fees required to be paid pursuant to this Amendment together with all reasonable out-of-pocket expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Amendment Effective Date.
(d)    Approvals. All governmental and third party approvals (including landlords’ and other consents) necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e)    PATRIOT ACT. The Administrative Agent shall have received, sufficiently in advance of the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.
(f)    No Material Adverse Effect. Other than such events that have been disclosed by the Borrower to the Administrative Agent and the Lenders in writing prior to the Amendment Effective Date, no event or condition shall have occurred since December 31, 2019 which has or could reasonably be expected to have a Material Adverse Effect.
(g)    Consent Fee.    The Administrative Agent shall have received, for the ratable benefit of each Lender that consents to this Amendment, a fee in the amount equal to 0.10% of such Lender’s Revolving Credit Commitment.
8.Representations and Warranties. The REIT and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that (before and after giving effect to this Amendment):
(a)    Other than as previously notified to the Administrative Agent, each of the representations and warranties made by any Group Member herein or in or pursuant to the Loan Documents is true and correct in all material respects on and as of the Amendment Effective Date as if made on and as of such date, provided that, (x) to the extent that any such representation or warranty relates to a specific earlier date, it shall be true and correct as of such earlier date, (y) to the extent that any such representation and warranty is qualified as to “materiality”, “Material Adverse Effect” or similar language, it shall be true and correct as so qualified on such respective dates and (z) solely with respect to the representation in Section 4.2 of the Credit Agreement, other than such events that have been disclosed by the Borrower to the Administrative Agent and the Lenders in writing prior to the Amendment Effective Date.
(b)    After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
(c)    After the due execution and delivery of this Amendment, the Capital Stock of each Person that directly owns any Real Property (other than any Real Property subject to a mortgage securing Non-Recourse Indebtedness) will be subject to a perfected first priority security interest in favor of the Administrative Agent.
9.Limited Effect. Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Borrower that would require the waiver or consent of the Administrative Agent or the Lenders.

10.GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
11.Miscellaneous. (a) This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent. This Amendment may be delivered by facsimile transmission or electronic mail of the relevant signature pages hereof.
(b)    On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof’, or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.
[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duty authorized officers as of the day and year first above written.

CHATHAM LODGING TRUST, as the REIT

By: /s/ Eric Kentoff
Name: Eric Kentoff
Title: Senior Vice President and Secretary

CHATHAM LODGING, L.P., as Borrower

By: Chatham Lodging Trust, its general partner

By: /s/ Eric Kentoff
Name: Eric Kentoff
Title: Senior Vice President and Secretary

BARCLAYS BANK PLC,
as Administrative Agent and a Lender

By: /s/ Craig J. Malloy
Name: Craig J. Malloy
Title: Director

Bank of America N.A,
as a Lender

By: /s/ Kyle Pearson
Name: Kyle Pearson
Title: Vice President

BMO Harris Bank, N.A.,
as a Lender

By: /s/ Gwendolyn Gatz
Name: Gwendolyn Gatz
Title: Director

Citibank, N.A.,
as a Lender

By: /s/ Tina Lin
Name: Tina Lin
Title: Vice President

Citizens Bank N.A,
as a Lender

By: /s/ Kerri Colwell
Name: Kerri Colwell
Title: Senior Vice President

Regions Bank,
as a Lender

By: /s/ Ghi S. Gavin
Name: Ghi S. Gaven
Title: Senior Vice President

U.S. Bank National Association,
as a Lender

By: /s/ Lori Y. Jensen
Name: Lori Y. Jensen
Title: Senior Vice President

Wells Fargo Bank, N.A.,
as a Lender

By: /s/ Shahin Shariff
Name: Shahin Shariff
Title: Vice President

ANNEX I
ADDITIONAL BORROWING BASE PROPERTIES

PROPERTY	OWNER	FEE / LEASEHOLD
Residence Inn Dedham 259 Elm Street, Dedham, MA 02026	Chatham Dedham RI LLC	Fee
Courtyard Houston West University 2929 Westpark Drive, Houston, TX 77005	Chatham Houston West Univ CY LLC	Fee
Residence Inn Houston West University 2939 Westpark Drive, Houston, TX 77005	Chatham Houston West Univ RI LLC	Fee
Embassy Suites Springfield 8100 Loisdale Drive, Springfield, VA 22150	Chatham Springfield VA LLC	Fee
Residence Inn Gaslamp Quarter San Diego 356 6th Ave., San Diego, CA 92101	Chatham Gaslamp RI LLC	Fee
Residence Inn Fort Lauderdale 3333 NE 32nd Ave., Fort Lauderdale, FL 33308	Chatham Lugano LLC	Fee

ANNEX II

NEGATIVE PLEDGE PROPERTIES

None.

EXHIBIT A

ACKNOWLEDGMENT AND CONSENT
Reference is made to the (i) THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 16, 2020 (the “Amendment”), (ii) the AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 8, 2018 (as previously amended, supplemented, or otherwise modified prior to the date hereof, the “Credit Agreement”) among CHATHAM LODGING TRUST, a Maryland real estate investment trust (the “REIT”), CHATHAM LODGING, L.P., a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC., REGIONS CAPITAL MARKETS and U.S. BANK NATIONAL ASSOCIATION, as joint lead arrangers and bookrunners (in such capacity, the “Arrangers”), REGIONS BANK, as syndication agent (in such capacity, the “Syndication Agent”), CITIBANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and BARCLAYS BANK PLC, as administrative agent (the “Credit Agreement”) and (iii) the Guarantee Agreement (as defined in the Credit Agreement), dated as of November 25, 2015, made by each of the signatories thereto, in favor of the Administrative Agent for the benefit of the Lenders. Unless otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement are used herein as therein defined.
Each of the undersigned parties to the Guarantee Agreement and the other Loan Documents hereby (a) consents to the Amendment and (b) acknowledges and agrees that the guarantees made by such party contained in the Guarantee Agreement are, and shall remain, in full force and effect after giving effect to the Amendment.
THIS ACKNOWLEDGMENT AND CONSENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Acknowledgment and Consent to be duty executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

CHATHAM LODGING TRUST,
a Maryland real estate investment trust

By: /s/ Eric Kentoff
Name: Eric Kentoff
Title: Senior Vice President and Secretary

CHATHAM ADDISON QUORUM CY LLC,
CHATHAM BLOOMINGTON HS LLC,
CHATHAM BRENTWOOD HS LLC,
CHATHAM BURLINGTON HG LLC,
CHATHAM CHERRY CREEK HP LLC,
CHATHAM DALLAS HS LLC,
CHATHAM DALLAS DT LLC,
CHATHAM DEDHAM RI LLC,
CHATHAM DENVER TECH HG LLC,
CHATHAM EXETER HAS LLC,
CHATHAM FARMINGTON HS LLC,
CHATHAM GASLAMP RI LLC,
CHATHAM HOLTSVILLE RI LLC,
CHATHAM HOUSTON WEST UNIV CY LLC,
CHATHAM HOUSTON WEST UNIV RI LLC,
CHATHAM LUGANO LLC,
CHATHAM MAITLAND HS LLC,
CHATHAM PORTLAND DT LLC,
CHATHAM PORTSMOUTH LLC,
CHATHAM SPRINGFIELD VA LLC,
CHATHAM SUMMERVILLE CY LLC,
CHATHAM SUMMERVILLE RI LLC,
CHATHAM WASHINGTON DC LLC,
CHATHAM WHITE PLAINS RI LLC, each a
a Delaware limited liability company

By: Chatham Lodging L.P.,
a Delaware limited partnership, its member

By: Chatham Lodging Trust,
a Maryland real estate investment trust, its general partner

By: /s/ Eric Kentoff
Name: Eric Kentoff
Title: Senior Vice President and Secretary

EXHIBIT B
Schedule 1.1A
Borrowing Base Properties

Property	Owner	Fee/Leasehold

Courtyard Dallas Addison Quorum Drive 15160 Quorum Drive Addison, TX 75001	Chatham Addison Quorum CY LLC, a Delaware limited liability company	Fee
Homewood Suites 2261 Killebrew Drive Bloomington, Minnesota 55425	Chatham Bloomington HS LLC, a Delaware limited liability company	Fee
Homewood Suites 5107 Peter Taylor Park Drive Brentwood, Tennessee 37027	Chatham Brentwood HS LLC, a Delaware limited liability company	Fee
Hilton Garden Inn 5 Wheeler Road Burlington, Massachusetts 01803	Chatham Burlington HG LLC, a Delaware limited liability company	Fee
Courtyard Dallas Downtown 310 South Houston Street Dallas, TX 75202	Chatham Dallas DT LLC, a Delaware limited liability company	Fee
Homewood Suites 2747 North Stemmons Freeway Dallas, Texas 75207	Chatham Dallas HS LLC, a Delaware limited liability company	Fee
Hilton Garden Inn Denver Tech 7675 East Union Avenue Denver, CO 80237	Chatham Denver Tech HG LLC, a Delaware limited liability company	Fee
Homewood Suites 2 Farm Glen Boulevard Farmington, Connecticut 06032	Chatham Farmington HS LLC, a Delaware limited liability company	Fee
Hampton Inn & Suites 59 Portsmouth Avenue Exeter, New Hampshire 03833	Chatham Exeter HAS LLC, a Delaware limited liability company	Fee
Hyatt Place 4150 E. Mississippi Avenue Denver, Colorado 80246	Chatham Cherry Creek HP LLC, a Delaware limited liability company	Fee
Residence Inn 25 Middle Avenue Holtsville, New York 11742	Chatham Holtsville RI LLC, a Delaware limited liability company Chatham Holtsville RI Utility LLC, a Delaware limited liability company	Fee Ground Leasehold

Homewood Suites 290 Southhall Lane Maitland, Florida 32751	Chatham Maitland HS LLC, a Delaware limited liability company	Fee
Hampton Inn 209 Fore Street Portland, Maine 04101	Chatham Portland DT LLC, a Delaware limited liability company	Fee
Hilton Garden Inn Portsmouth Downtown 100 High Street Portsmouth, NH 03801	Chatham Portsmouth LLC, a Delaware limited liability company	Fee
Courtyard Charleston Summerville 1510 Rose Drive Summerville, SC 29483	Chatham Summerville CY LLC, a Delaware limited liability company	Fee
Residence Inn Charleston Summerville 1528 North Main Street Summerville, SC 29486	Chatham Summerville RI LLC, a Delaware limited liability company	Fee
Residence Inn 801 New Hampshire Avenue Northwest Washington, DC 20037	Chatham Washington DC LLC, a Delaware limited liability company	Fee
Residence Inn 5 Barker Avenue White Plains, New York 10601	Chatham White Plains RI LLC, a Delaware limited liability company	Fee
Residence Inn Dedham 259 Elm Street, Dedham, MA 02026	Chatham Dedham RI LLC, a Delaware limited liability company	Fee
Courtyard Houston West University 2929 Westpark Drive, Houston, TX 77005	Chatham Houston West Univ CY LLC, a Delaware limited liability company	Fee
Residence Inn Houston West University 2939 Westpark Drive, Houston, TX 77005	Chatham Houston West Univ RI LLC, a Delaware limited liability company	Fee
Embassy Suites Springfield 8100 Loisdale Drive, Springfield, VA 22150	Chatham Springfield VA LLC, a Delaware limited liability company	Fee
Residence Inn Gaslamp Quarter San Diego 356 6th Ave., San Diego, CA 92101	Chatham Gaslamp RI LLC, a Delaware limited liability company	Fee
Residence Inn Fort Lauderdale 3333 NE 32nd Ave., Fort Lauderdale, FL 33308	Chatham Lugano LLC, a Delaware limited liability company	Fee

EXHIBIT C

Schedule 2
DESCRIPTION OF PLEDGED STOCK
Pledged Stock:

Pledgor	Issuer	Class of Stock	Stock Certificate No.	Percentage Interest
Chatham Lodging, L.P.	Chatham Addison Quorum CY LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Bloomington HS LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Brentwood HS LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Burlington HG LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Cherry Creek HP LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Dallas HS LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Denver Tech HG LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Exeter HAS LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Farmington HS LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Holtsville RI LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Maitland HS LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Portland DT LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Washington DC LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham White Plains RI LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Portsmouth LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Summerville CY LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Summerville RI LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Dallas DT LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Dedham RI LLC	N/A	N/A	100%

Chatham Lodging, L.P.	Chatham Houston West Univ CY LLC	N/A	N/A	100%
Pledgor	Issuer	Class of Stock	Stock Certificate No.	Percentage Interest
Chatham Lodging, L.P.	Chatham Houston West Univ RI LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Springfield VA LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Gaslamp RI LLC	N/A	N/A	100%
Chatham Lodging, L.P.	Chatham Lugano LLC	N/A	N/A	100%